Exhibit 99.1

CSX Announces Third Quarter Results

Year-Over-Year Highlights:

•	Operating ratio was 70.5 percent

•	Earnings per share increases to $0.44 per share

•	Employee safety and customer service near all-time record levels

JACKSONVILLE, Fla. - October 16, 2012 - CSX Corporation (NYSE: CSX) today announced third quarter net earnings of $455 million, down 2 percent when compared to the $464 million reported in the same period last year. Despite this decline, the company's earnings per share in the quarter were up 2 percent year-over-year to $0.44 compared to $0.43 in the third quarter last year. The contrast between the changes in net earnings and EPS is reflective of shares repurchased since last year's third quarter.

“CSX continues to respond well to moderating economic conditions and challenges in our domestic coal business,” said Michael J. Ward, chairman, president and chief executive officer. “The company is driving strong safety, customer service and productivity results while building its capabilities for the long term.”

While the company saw strong increases in export coal, intermodal and automotive shipments, total revenue in the quarter declined 2 percent when compared to the same period last year. This decline was driven by overall lower volume levels, a change in the mix of the company's business and lower fuel recovery.

However, strong productivity gains, coupled with adjusting resources throughout the business, allowed the company to offset external headwinds and deliver operating income of $854 million, down 3 percent compared to last year. In addition, the operating ratio performed well, remaining stable at 70.5 percent for the quarter, versus 70.4 percent last year.

Looking forward, CSX still expects earnings growth and margin expansion for the full-year 2012. In addition, the company is still targeting a 65 percent operating ratio by 2015, although this has become more challenging in the current environment.

This earnings announcement, as well as a package of detailed financial information, is contained in the CSX Quarterly Financial Report available on the company's website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

CSX executives will conduct a quarterly earnings conference call with the investment community on October 17, 2012, at 8:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 1-773-756-0199). Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

CSX Corporation, based in Jacksonville, Fla., is one of the nation's leading transportation companies, providing rail, intermodal and rail-to-truck transload services. The company's transportation network spans approximately 21,000 miles, with service to 23 eastern states, the District of Columbia and two Canadian provinces. CSX's network connects more than 240 short line railroads and more than 70 ocean, river, and lake ports. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://www.facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.